Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES CLOSING OF

PRIVATE OFFERING OF SENIOR NOTES

DENVER, May 17, 2012 — /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (“Kodiak”) (NYSE: KOG) today announced the closing of its private offering of $150 million in aggregate principal amount of senior notes due 2019 in a private placement to eligible investors. The notes bear interest at 8.125% per annum and were issued at a price of 104% of their face amount, plus interest accrued from November 23, 2011.  The notes are being offered as additional notes under an existing indenture pursuant to which Kodiak previously issued $650 million aggregate principal amount of 8.125% senior notes due 2019. The notes are jointly and severally guaranteed on a senior basis by Kodiak’s subsidiary, Kodiak Oil & Gas (USA) Inc., and by future subsidiaries.

The net proceeds of the offering, after deducting initial purchaser discounts and commissions, were approximately $154.0 million. Kodiak intends to use the net proceeds of the offering to repay all of the outstanding debt under Kodiak’s first lien credit agreement, to fund capital expenditures for drilling, development and infrastructure, principally in the Bakken play located in North Dakota, and for general corporate purposes, including financing potential acquisitions of oil and gas properties in certain core areas, such as the Bakken play.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  Any offers of the notes and related guarantees were made only by means of a private offering circular.  The notes and related guarantees have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the expected use of proceeds from the offering. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.